Exhibit 99.1



                              [American Radio Logo]



FOR IMMEDIATE RELEASE                  Contact:  Joe Winn, Chief Financial
                                       Officer or Bruce Danziger, Director
                                       of Investor Relations
                                       (617) 375-7500


                             AMERICAN RADIO SYSTEMS
                           ANNOUNCES PRIVATE PLACEMENT



Boston, Massachusetts--January 3, 1997--American Radio Systems Corporation (NASDAQ:AMRD), a national radio broadcasting company, announced today that it is seeking to raise approximately $150 million through an institutional private placement of its exchangeable preferred stock. Completion of the offering is expected later this month subject to market conditions. Proceeds will be used to repay indebtedness and to increase future acquisition capacity. The securities being offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.